EXHIBIT 2



                              STOCK OPTION AGREEMENT

                   STOCK OPTION AGREEMENT, dated February 2, 1996, be-tween F.N.B. Corporation, a Pennsylvania corporation
         ("Grantee"), and Southwest Banks, Inc., a Florida corporation
         ("Issuer").

                               W I T N E S S E T H:

                   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

                   WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agree-ment and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

                   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                   1. (a) Issuer hereby grants to Grantee an uncondi-tional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 727,163 fully paid and nonassessable shares of the common stock, $0.10 par value, of Issuer ("Common Stock"), at a price per share equal to $15 (as adjusted as set forth herein, the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                   (b) In the event that any additional shares of Com-mon Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or is-sued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to autho-rize Issuer or Grantee to breach any provision of the Merger Agreement.

                   2. (a) The Holder (as hereinafter defined) may ex-ercise the Option, notwithstanding the provisions of the Confi-dentiality Agreements (as defined in the Merger Agreement) in











         whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter de-fined). Each of the following shall be an Exercise Termination
         Event: (i) the Effective Time (as defined in the Merger Agree-ment) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agree-ment if such termination follows the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option. The rights set forth in Sections 7 and 9 shall terminate when the right to exercise the Option termi-nates (other than as a result of a complete exercise of the Option) as set forth herein.

                   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                   (i) Issuer or any of its Subsidiaries (as herein-after defined) (each an "Issuer Subsidiary"), without hav-ing received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Sub-sidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contem-plated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsid-iary (as defined in Rule 1-02 of Regulation S-X promul-gated by the Securities and Exchange Commission (the "SEC")) of Issuer, (y) a purchase, lease or other acquisi-tion of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merg-er, consolidation, share exchange or otherwise) of securi-ties representing 15% or more of the voting power of Is-suer or any Significant Subsidiary of Issuer, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;











                  (ii) Any person other than Grantee, any Grantee Sub-sidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "benefi-cial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                 (iii) The shareholders of the Issuer shall not have approved the transactions contemplated by the Merger Agreement at the meeting held for that purpose or any ad-justment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in either case, after Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of Issuer approve the transactions contem-plated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior writ-ten consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recom-mend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any person other than Grantee or a Grantee Subsidiary;

                  (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transac-tion;

                   (v) Issuer shall have willfully breached any cov-enant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle Grantee to terminate the Merger Agreement; or

                  (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Re-serve Board or other federal or state bank regulatory au-thority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.














                   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring af-ter the date hereof:

                   (i) The acquisition by any person of beneficial own-ership of 25% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 25%.

                   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Op-tion.

                   (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a writ-ten notice prior to an Exercise Termination Event (the date of which being herein referred to as the "Notice Date") specifying
         (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Fed-eral Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expedi-tiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursu-ant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.












                   (g) At such closing, simultaneously with the deliv-ery of immediately available funds as provided in subsection
         (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable thereunder.

                   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                   "The transfer of the shares represented by this certificate is subject to certain pro-visions of an agreement between the reg-istered holder hereof and Issuer and to resale restrictions arising under the Secu-rities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon re-ceipt by Issuer of a written request there-for."

         It is understood and agreed that: (1) the reference to the re-sale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of sub-stitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and sub-stance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the refer-ence to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) with-out such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such refer-ence; and (iii) the legend shall be removed in its entirety if the conditions in the proceeding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the appli-cable purchase price in immediately available funds the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that











         certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and lo-cal taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

              3. Issuer agrees: (i) that it shall at all times main-tain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common
         Stock after giving effect to all other options, warrants, con-vertible securities and other rights to purchase Common Stock;
         (ii) that it will not, by charter amendment or through reorga-nization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the ob-servance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
         (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notifica-tion, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior ap-proval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto;
         and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

              4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the prin-cipal office of Issuer, for other Agreements providing for Op-tions of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same condi-tions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, de-struction or mutilation of this Agreement, and (in the case of












         loss, theft or destruction) of reasonably satisfactory indemni-fication, and upon surrender and cancellation of this Agree-ment, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

              5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

                   (a) In the event of any change in Common Stock by reason of stock dividends, splitups, mergers, recapital-izations, combinations, subdivisions, conversions, ex-changes of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become out-standing as a result of any such change (other than pur-suant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

                   (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denomi-nator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

              6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section
         10) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition











         requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not lim-ited to, attorneys' fees, printing costs and filing fees). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten pub-lic offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing under-writers, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would inter-fere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Hold-er and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed here-under. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, war-ranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the ad-dress of record of the persons entitled to receive such copies.

                   7. (a) Upon the occurrence of a Repurchase Event (as hereinafter defined) that occurs prior to an Exercise Ter-mination Event, (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as











         defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "Repurchase Event" shall occur if (i) any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act, and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries shall have acquired benefi-cial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Common Stock (the term "beneficial owner-ship" for purposes of this Agreement having the meaning as-signed thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder), or (ii) any of the transactions described in Section 8(a)(i), 8(a)(ii), or 8(a)(iii) shall be consummated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursu-ant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the three-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as deter-mined by a nationally recognized investment banking firm se-lected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be de-termined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be,

                   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Op-tion and any Option Shares pursuant to this Section 7 by sur-rendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as











         applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates rep-resenting Option Shares and the receipt of such notice or no-tices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under ap-plicable law and regulation from so delivering.

                   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of adminis-trative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be deliv-ered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten business days after the date on which Issuer is no longer so prohibited; pro-vided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivery to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering, and (ii) deliver, as appro-priate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercis-able at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or
         (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.












                   8. (a) In the event that, prior to an Exercise Ter-mination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or sur-viving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged com-pany, or (iii) to sell or otherwise transfer all or substan-tially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsid-iary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                   (b)  The following terms have the meanings indicated:

                   (i) "Acquiring Corporation" shall mean (i) the con-tinuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or de-posits of a Significant Subsidiary of Issuer).

                  (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                 (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

                  (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the clos-ing price of the shares of substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of











              common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                   (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Op-tion shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

                   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

                   (f) Issuer shall not enter into any transaction de-scribed in subsection (a) of this Section 8 unless the Acquir-ing Corporation and any person that controls the Acquiring Cor-poration assume in writing all the obligations of Issuer here-under.

                   9. (a) At the request of the holder of the Substi-tute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repur-chase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as herein-after defined) exceeds (ii) the exercise price of the Substi-tute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exer-cised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the











         Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the three-month period imme-diately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repur-chase of the Substitute Shares, as applicable.

                   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this
         Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within ten business days after the surrender of the Substitute Option and/or cer-tificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Op-tion Issuer is not then prohibited under applicable law and regulation from so delivering.

                   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a con-sequence of administrative policy, from repurchasing the Sub-stitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Re-purchase Price, respectively, which it is no longer prohibited from delivering, within ten business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable












         law or regulation, or as a consequence of administrative pol-icy, from delivering to the substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accom-plish such repurchase), the Substitute Option Holder or Sub-stitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substi-tute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surren-dered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the por-tion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a cer-tificate for the Substitute Option Shares it is then so prohib-ited from repurchasing.

              10. The periods for exercise of certain rights under Sec-tions 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason or such exercise.

              11. Issuer hereby represents and warrants to Grantee as follows:

                   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the trans-actions contemplated hereby. The execution and delivery this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to












         consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and dear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

              12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option cre-ated hereunder to any other person, without the express written consent of the other party, except that in the event a Subse-quent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obliga-tions hereunder following such Subsequent Triggering Event; provided, however that until the date 30 days following the date on which the Federal Reserve Board has approved applica-tions by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Op-tion except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of issuer, (iii) an assignment to a single party (i.e., a broker or investment banker) for the purpose of conducting a widely disbursed public distribution on Grantee's behalf, or (iv) any other manner ap-proved by the Federal Reserve Board.

              13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consumma-tion of the transactions contemplated by this Agreement, in-cluding without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to ac-quire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

              14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto











         shall be enforceable by either party hereto through injunctive or other equitable relief.

              15. If any term, provision, covenant or restriction con-tained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be in-valid, void or unenforceable, the remainder of the terms, pro-visions and covenants and restrictions contained in this Agree-ment shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

              16. All notices, requests, claims, demands and other com-munications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

              17. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under ap-plicable principles of conflicts of laws thereof.

              18. This Agreement may be executed in two or more coun-terparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

              19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transac-tions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

              20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agree-ment between the parties with respect to the transactions con-templated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the ben-efit of and be binding upon the parties hereto and their re-spective successors and permitted assignees. Nothing in this











         Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective suc-cessors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

              21. Capitalized terms used in this Agreement and not de-fined herein shall have the meanings assigned thereto in the Merger Agreement.

              IN WITNESS WHEREOF, each of the parties had caused this Agreement to be executed on its behalf by their officers there-unto duly authorized, all as the date first above written.

                                       F.N.B. CORPORATION



                                       By:     /s/ Peter Mortensen
                                           Name:   Peter Mortensen
                                           Title:  Chairman of the Board
                                                     and President



                                       SOUTHWEST BANKS, INC.



                                       By:     /s/ Gary L. Tice
                                            Name:  Gary L. Tice
                                            Title: Chairman of the Board
                                                     President and Chief
                                                     Executive Officer




















                                       A-17